Exhibit 10.1

WESTELL TECHNOLOGIES, INC.SUMMARY OF DIRECTOR COMPENSATION

The annual retainer for all non-employee directors is $27,000. Annual retainers for committee chairpersons are as follows: Chairman of the Board (if non-employee) -$20,000; Chair of the Audit Committee-$10,000; and Chair of the Compensation Committee-$10,000. Annual retainers for the members of committees are as follows: Member of the Audit Committee-$5,000; and Member of the Compensation Committee-$5,000. There is not separate compensation for meeting attendance. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under the 2015 Omnibus Incentive Compensation Plan. On a director’s initial appointment date, non-employee directors are each granted 2,500 restricted shares with an annual grant thereafter based on a target grant date value of $29,000 to be granted upon election to the Board of Directors at the Annual Meeting of Stockholders, with the award vesting on the first anniversary date of the grant.